                                                                    EXHIBIT 99.1

                                 [WEBLINK LOGO]

                                                   Contact: Kelly Prentiss
FOR IMMEDIATE RELEASE                              (214) 765-3874
                                                   kprentiss@weblinkwireless.com


       WEBLINK WIRELESS ANNOUNCES FOURTH QUARTER AND YEAR END 2000 RESULTS


         Dallas- February 20, 2001- WebLink Wireless, Inc. (Nasdaq: WLNK) today announced fourth quarter and year end 2000 financial results highlighted by continued strong sales momentum in wireless data with a record 125,916 Wireless Data net subscriber additions in the quarter and a continuing significant decline in Traditional Paging units. The increase in Wireless Data subscriber units represents a 221% annualized growth rate in units in service. The Company reported consolidated earnings before interest, taxes, depreciation and amortization, and amortization of stock compensation (EBITDA) of negative $3.7 million for the quarter. The Wireless Data Division reported $11.7 million of negative EBITDA reflecting the considerable start-up technical and marketing costs of the Company's nationwide two-way wireless data business. The Traditional Paging Division reported a decline in EBITDA from an adjusted $14.4 million in the third quarter to $8.1 million for the fourth quarter. Total capital expenditures were $20.5 million for the fourth quarter.

         "We are rapidly gaining market share in wireless data," said John D. Beletic, Chairman and CEO. "Wireless Data is where most of our capital is employed and where virtually all of our value resides. We have over $700 million in capital expenditures and start-up losses invested to date for a wireless data network covering approximately 240 million pops (population). Our economic investment, start-up EBITDA losses, network geographic coverage, subscriber growth rate, acquisition cost per subscriber, and churn rate collectively should be compared with our wireless data competitors." The Company believes Motient, Metricom and OmniSky are the best pure play wireless data comparables. Other comparables are part of larger organizations, including Worldcom Skytel, Cingular Wireless Data, and the wireless data business of Arch Wireless.



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         To fully fund the Company for year 2001, the Company estimates it needs
$70 million in additional capital, beginning in the second quarter of 2001. The Company has retained investment bankers to assist in its efforts to raise capital and to consider other strategic alternatives, including a possible business combination. There can be no assurance that such efforts will be successful. If the Company does not raise a substantial amount of capital by the time it files its Form 10-K, the Company will likely have a going concern modification in the audit opinion on its 2000 financial statements.

         WIRELESS DATA DIVISION

         The Wireless Data Division's 125,916 net subscriber additions in the fourth quarter represent an annualized growth rate in units in service of 221% capping a year in which every quarter's annualized growth exceeded 200%. In the first three quarters of year 2000 the Company added 32,722, 52,512 and 81,055 Wireless Data subscribers for annualized growth rates of 213%, 223% and 221% respectively. As of December 31, 2000, the Company had 353,780 wireless data units in service.

         The Company reported an all-in acquisition cost per gross gain of $70 for the quarter or about 5.6 times monthly ARPU for the fourth quarter of 2000.

         Subject to the Company raising sufficient new capital as described below under Liquidity and Capital Needs, WebLink Wireless expects its Wireless Data Division to reach EBITDA breakeven in the third quarter of 2001 due to rapid subscriber growth and a high degree of operating leverage. The Company projects the Wireless Data Division will achieve EBITDA breakeven at approximately $25 million in quarterly recurring revenue.

         Fourth quarter Wireless Data's recurring revenue increased 62% over the prior quarter to $11.0 million and is expected to increase significantly in the first quarter of 2001 to over $15.0 million as the revenue benefit of the significant increase in the customer base, many added in December, will be realized with full impact in the first quarter of 2001. Average revenue per unit
(ARPU) for the fourth quarter increased $0.52 to $12.56. The Company believes its current steady state ARPU (excluding telemetry) to be approximately $13.00.

         Wireless Data's churn rate was 2.2% in the fourth quarter of 2000. The Company believes the reported churn rate is lower than what steady state churn rate will be as churn rate


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benefits mathematically from the relative newness of the base with almost all of the subscribers on the service less than one year as of the end of the quarter.

         The quarter included some notable firsts for the Wireless Data
Division:

         o first international wireless data roaming revenue following the launch of Bell Mobility's 2-way network in Canada;

         o first units realized from the Company's relationship with Yahoo!; and

         o        the first thousand machines producing telemetry revenues.


TRADITIONAL PAGING DIVISION

         The Traditional Paging Division continued its significant decline in units in service with a net reduction of 240,722 traditional paging units. "The market for paging services is dissipating quickly. Very little of WebLink's value resides in traditional paging as it is not going to be a significant contributor of cash in the future," said Beletic. The Company's traditional paging base at the end of the year was 1,864,560 units in service.

         The Company expects the significant decline in the number of units to continue for the next couple of quarters and then to moderate because the Company will then have a smaller remaining base and expects to retain a core of numeric service customers who find the $6.95 monthly charge to be an attractive economic proposition for a wireless alert service. In the fourth quarter, Traditional Paging's churn rate was 5.2%.

         Traditional Paging's EBITDA was $8.1 million for the quarter. Fourth quarter EBITDA should be compared with the EBITDA for the first three quarters of 2000 before the effect of one-time revenue and expense adjustments previously discussed in the Company's press releases and Form 10-Q filings, of $17.7 million, $14.8 million, and $14.4 million for the first three quarters, respectively.

         The Company's four largest customers each purchase significant amounts of wireless data and traditional paging network capacity from the Company. As a percentage of total fourth quarter Consolidated Recurring Revenue and Consolidated Network Revenue, Metrocall, Verizon, Bell South and Ameritech were 8.3%, 8.3%, 6.2%, and 5.7% respectively.


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REALIGNMENT OF RESOURCES

         On February 1st, 2000 the Company effected a sales channel realignment that decreased the size of its Field Sales organization and increased the resources dedicated to National Account Sales, Reseller Sales and On-Line Sales. The effect of these changes was the closing of 17 sales offices and one operations center and the elimination of 125 positions representing less than 7% of the workforce. "This was not cost cutting for cost cutting sake," said John
R. Hauge, Vice President and Chief Financial Officer, "but rather the closing of those sales offices (and associated support groups) that were not making money and a redeployment of some of those resources to areas justifying more sales investment. The total expense of this realignment is expected to be less than $2 million."

LIQUIDITY AND CAPITAL NEEDS / NASDAQ NATIONAL MARKET LISTING

         To support the growth of its wireless data business and to achieve Wireless Data EBITDA breakeven in the third quarter of 2001, the Company expects to need $70 million of additional capital funding in 2001. As of year-end 2000, the Company had available $25 million under the previously announced amendment to its credit facility which, when fully funded, will result in a total outstanding balance under the credit facility of $80 million. As of February 20, 2001, after the payment of interest on its 15% Senior Discount Exchange Notes due 2005, the Company had $5.3 million of cash and $2.5 million available under the amended credit facility to fund its needs. An additional $20 million may be available under the credit facility, but only with the further approval of the lenders. As the Company will require additional funds beginning in the second quarter, the Company is seeking to raise additional funds through the private placement of debt or convertible debt securities and possibly preferred or common stock to strategic and /or financial investors. Under the Company's high yield indentures, the Company can issue up to $70 million of additional debt or convertible debt. The Company has retained investment bankers to assist in its capital raising efforts and to evaluate other alternatives and strategic opportunities such as a combination with another company that complements the direction of the Company. There can be no assurance that the funding necessary to satisfy the Company's cash requirements or any other alternative will be available by the end of the first quarter on a timely basis. If the Company is not successful, the Company will have liquidity difficulties and its business and financial condition would be materially adversely affected.


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         In January 2001 the Nasdaq Stock Market, Inc. advised the Company that the Company will not remain eligible for continued listing on the Nasdaq National Market unless its common stock maintains a $5.00 minimum bid price for at least 10 consecutive trading days prior to April 5, 2001. Should the Company fail to satisfy this requirement as determined by Nasdaq, the Company may request a hearing to contest delisting as permitted by applicable Nasdaq procedures.

         Nasdaq has also informed the Company that its common stock may be eligible for listing on the Nasdaq SmallCap Market. Should the Company be unable to comply with the continued listing requirements of the Nasdaq National Market, the Company intends to take all steps necessary to list its common stock on the Nasdaq SmallCap Market. Although the Company believes that it can satisfy all requirements for inclusion in the Nasdaq SmallCap Market, there can be no assurance that Nasdaq will approve the Company's application.

         WebLink Wireless, Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The company's nationwide 2-Way network is the largest of its kind reaching approximately 90 percent of the U.S. population, and through strategic partnerships, extends into Canada and Mexico. The Dallas-based company, which serves about 2.2 million customers, recorded total revenues of $290 million for the year ended December 31, 2000. For more information, visit the Company's website at

www.weblinkwireless.com.

                                       ###

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K., Forward-Looking
Statements: Words such as "estimate," project, " "plan," "believe", "expect", "anticipate", "intend", and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring charges and future liquidity outlook) in this release or made by the company's management involves risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including failure to obtain additional capital, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues, capital and operating needs and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements


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                                       ###

This press release does not constitute an offering of securities. Any securities offered in a private placement will not be registered under the Securities Act of 1933 and may only be sold pursuant to an applicable exemption from such registration requirements.



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                             WEBLINK WIRELESS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 ( in thousands, except per share and unit data)


                                                        THREE MONTHS ENDED DEC. 31,           TWELVE MONTHS ENDED DEC. 31,
                                                           1999               2000               1999               2000
                                                       -----------        -----------        -----------        -----------
                                                                (Unaudited)                            (Unaudited)
Operating Data:
  Recurring revenues                                   $    64,838        $    54,399        $   260,602        $   239,905
  Network revenues                                              --              1,028                 --              4,735
  Equipment revenues                                        15,557              7,441             64,563             45,336
                                                       -----------        -----------        -----------        -----------
                                                            80,395             62,868            325,165            289,976
  Cost of equipment sold                                    16,768             12,829             72,035             63,265
                                                       -----------        -----------        -----------        -----------
  Net revenues                                              63,627             50,039            253,130            226,711
  Operating expenses:
    Technical                                               17,965             21,185             76,615             69,766
    General and administrative                              20,015             21,036             80,719             78,400
    Selling                                                 12,503             11,559             50,409             50,086
    Depreciation and amortization                           20,458             18,900             78,147             78,050
    Amortization of stock compensation                          --              2,133                 --              8,533
                                                       -----------        -----------        -----------        -----------
    Total operating expenses                                70,941             74,813            285,890            284,835
                                                       -----------        -----------        -----------        -----------

  Operating income (loss)                                   (7,314)           (24,774)           (32,760)           (58,124)

    Interest and other expense, net                         17,759             16,658             67,107             61,850
                                                       -----------        -----------        -----------        -----------

  Loss before extraordinary item                       ($   25,073)       ($   41,432)       ($   99,867)       ($  119,974)

  Extraordinary item:
    Early extinguishment of debt                                --                 --                 --              2,322
                                                       -----------        -----------        -----------        -----------

  Net loss                                             ($   25,073)       ($   41,432)       ($   99,867)       ($  117,652)
                                                       ===========        ===========        ===========        ===========

  Net loss per share before extraordinary item         ($     0.62)       ($     0.89)       ($     2.47)       ($     2.63)

  Net loss per share                                   ($     0.62)       ($     0.89)       ($     2.47)       ($     2.58)

  EBITDA-Traditional Paging                            $    21,036        $     8,091        $    79,600        $    68,460
  EBITDA-Wireless Data                                      (7,794)           (11,652)           (33,744)           (39,331)
  EBITDA-International                                         (98)              (180)              (469)              (670)
                                                       -----------        -----------        -----------        -----------
  EBITDA-Consolidated                                       13,144             (3,741)            45,387             28,459

  Units in service-United States                         2,620,928          2,218,340          2,620,928          2,218,340

  Units in service-Canada  (Proportionate share)            42,067                 --             42,067                 --

  Capital expenditures:  Traditional Paging            $     4,441        $     2,817        $    18,070        $    10,513

  Capital expenditures:  Wireless Data                 $     5,898        $    17,696        $    27,666        $    43,763


                                              AT DECEMBER 31,  AT DECEMBER 31,
                                                    1999             2000
                                              ---------------  ---------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:

Cash and cash equivalents                        $ 10,440          $  7,097
Property and equipment, net                       245,596           223,200
NPCS licenses, net                                129,228           125,901
Long-term debt                                    538,185           517,759

Number of shares outstanding (in 000's)            40,772            46,524

                    Selected Quarterly Results of Operations

        The tables below set forth management's presentation of results of Wireless Data and Traditional Paging Divisions' operations and other data on a quarterly basis for the six most recent fiscal quarters ( in thousands, except other data).
         (Certain amounts in the prior quarters have been reclassified to conform with the current quarter's presentation.)(1)


WIRELESS DATA DIVISION

                                          SEPT. 30,      DEC. 31,       MARCH 31,      JUNE 30,       SEPT. 30,      DEC. 31,
                                             1999          1999           2000           2000           2000            2000
                                          ---------      ---------      ---------      ---------      ---------      ---------
                                                                              (Unaudited)
RECURRING REVENUES                        $   1,811      $   2,809      $   4,049      $   4,939      $   6,768      $  10,959
Network revenues                                 --             --            654          2,253            800          1,028
Equipment revenues                            3,760            806          1,007          3,238          1,669          2,730
                                          ---------      ---------      ---------      ---------      ---------      ---------
TOTAL REVENUES                                5,571          3,615          5,710         10,430          9,237         14,717

Cost of equipment sold                        3,725            942          1,219          4,312          7,532          6,264

Technical expenses                            6,818          6,736          7,077          7,764          7,713          9,228
General and administrative expenses           1,445          1,804          1,307          1,383          3,329          4,348
Selling expenses                              1,537          1,927          2,730          3,858          4,832          6,529
Depreciation and amortization expense         9,390          9,951         10,059         10,398         10,841         10,398
Amortization of stock compensation               --             --          1,067          1,066          1,067          1,066
                                          ---------      ---------      ---------      ---------      ---------      ---------

OPERATING LOSS (EBIT)                     ($ 17,344)     ($ 17,745)     ($ 17,749)     ($ 18,351)     ($ 26,077)     ($ 23,116)
                                          =========      =========      =========      =========      =========      =========

EBITDA (2)                                ($  7,954)     ($  7,794)     ($  6,623)     ($  6,887)     ($ 14,169)(4)  ($ 11,652)
                                          =========      =========      =========      =========      =========      =========

Other data:

Ending units in service                      49,001         61,575         94,297        146,809        227,864        353,780
ARPU (3)                                  $   16.44      $   16.94      $   17.32      $   13.66      $   12.04      $   12.56


TRADITIONAL PAGING DIVISION


                                       SEPT. 30,         DEC. 31,       MARCH 31,        JUNE 30,        SEPT. 30,       DEC. 31,
                                         1999              1999           2000             2000            2000            2000
                                      -----------      -----------     ----------      -----------     -----------     -----------
                                                                              (Unaudited)
RECURRING REVENUES                    $    64,476      $    61,981     $    58,891     $    58,639     $    52,220     $    43,440
Equipment revenues                         17,052           14,514          11,416          10,879           9,519           4,695
                                      -----------      -----------     -----------     -----------     -----------     -----------
TOTAL REVENUES                             81,528           76,495          70,307          69,518          61,739          48,135

Cost of equipment sold                     18,827           15,656          12,626          14,115          10,265           6,550
                                      -----------      -----------     -----------     -----------     -----------     -----------

NET REVENUES                               62,701           60,839          57,681          55,403          51,474          41,585

Technical expenses                         12,674           11,229           9,654           9,297           7,076          11,957
General and administrative expenses        18,809           18,211          18,448          18,199          14,698          16,688
Selling expenses                           10,242           10,363           9,661           8,758           8,398           4,849
Depreciation and amortization expense      10,572           10,507           9,439           9,433           8,980           8,502
Amortization of stock compensation             --               --           1,067           1,066           1,067           1,067
                                      -----------      -----------     -----------     -----------     -----------     -----------


OPERATING INCOME (LOSS) (EBIT)        $    10,404      $    10,529     $     9,412     $     8,650     $    11,255     ($    1,478)
                                      ===========      ===========     ===========     ===========     ===========     ===========

EBITDA (2)                            $    20,976      $    21,036     $    19,918(5)  $    19,149(6)  $    21,302(7)  $     8,091
                                      ===========      ===========     ===========     ===========     ===========     ===========

ADJUSTED EBITDA                       $    20,976      $    21,036     $    17,719     $    14,819     $    14,439     $     8,091
                                      ===========      ===========     ===========     ===========     ===========     ===========

Other data:

Ending units in service                 2,622,530        2,559,353       2,387,444       2,280,655       2,105,282       1,864,560
ARPU (3)                              $      8.29      $      7.97     $      7.94     $      8.37     $      7.94      $     7.30

----------

(1) These reclasses include adjustments made for the adoption of SAB 101, EITF 00-14, as well as miscellaneous other reclasses.

(2) Earnings (loss) before interest, taxes, depreciation and amortization, and amortization of stock compensation.

(3) Calculated by dividing recurring revenues for the quarter by the simple average number of units in service during that quarter. Stated as the monthly average for the quarter.

(4) Excluding $4.3 million of sale incentives for units held in retailers' inventory, EBITDA would have been $9.8 million for the quarter.

(5) Excluding certain comparable items to those listed in footnote (6), EBITDA would have been $17.7 million for the quarter.

(6) Excluding one-time revenues, reductions in technical expense associated with the Telecommunications Act, and the increased equipment losses associated with the PerComm launch, EBITDA would have been $14.8 million for the quarter.

(7) Excluding reductions in technical expense associated with the Telecommunications Act and certain other one-time items, EBITDA would have been $14.4 million for the quarter.